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                                                                  EXHIBIT (a)(5)

                           Offer to Purchase for Cash
                           All Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)
                                       of
                        Splash Technology Holdings, Inc.
                                       at
                              $10.00 Net Per Share
                                       by
                          Vancouver Acquisition Corp.,
                           a wholly owned subsidiary
                                       of
                         Electronics For Imaging, Inc.

   The Offer and Withdrawal Rights Will Expire at 5:00 p.m., New York City
      Time, on Friday, October 13, 2000, Unless the Offer is Extended.

To Our Clients:

   Enclosed for your consideration are an Offer to Purchase, dated September 14, 2000, and a related Letter of Transmittal in connection with the offer by Vancouver Acquisition Corp., a wholly owned subsidiary ("Purchaser") of Electronics For Imaging, Inc. ("EFI"), to purchase all outstanding shares of common stock of Splash Technology Holdings, Inc. ("Splash"), at a price of $10.00 per share (and its associated stock purchase right), net to the seller in cash, less any required withholding taxes, and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, and in the related Letter of Transmittal.

   We are (or our nominee is) the holder of record of shares held by us for your account. A tender of your shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

   We request instructions as to whether you wish to have us tender on your behalf any or all of the shares held by us for your account, upon the terms and subject to the conditions set forth in the offer.

   Your attention is directed to the following:

   1. The tender price is $10.00 per share (and its associated stock purchase right), net to you in cash, less any required withholding taxes and without interest.

   2. The offer is being made for all outstanding shares.

   3. The offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 30, 2000, by and among EFI, Purchaser and Splash, which provides that after the offer is completed, Purchaser will merge with and into Splash. At the effective time of the merger, each share issued and outstanding immediately prior to the effective time of the merger (other than shares held in the treasury of Splash and each share owned by EFI, Purchaser or any other subsidiary of EFI or of Splash and other than shares, if any, held by stockholders who have not voted in favor of or consented to the merger and who have delivered a written demand for appraisal of the shares in accordance with Delaware law) will be converted into the right to the same consideration stockholders who tendered their shares in the offer received.

   4. Splash's board of directors has determined that the merger agreement, the offer and the merger is fair to, and in the best interests of, the stockholders of Splash, and recommends that stockholders accept the offer and tender their shares pursuant to the offer.
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   5. The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, October 13, 2000, unless the offer is extended.

   6. Purchaser is not obligated to purchase any tendered shares unless, after the purchase of all of the tendered shares, Purchaser would own a majority of the shares outstanding on a fully diluted basis. The offer is also conditioned upon, among other things, the expiration or termination of any applicable antitrust waiting periods.

   7. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes, with respect to the purchase of shares by Purchaser pursuant to the offer.

   If you wish to have us tender any or all of your shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your shares, all of your shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the offer.

   The offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all Splash stockholders. Purchaser is not aware of any state where the making of the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant to the offer, Purchaser will make a good faith effort to comply with that state statute. If, after its good faith effort, Purchaser cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

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                        Instructions with Respect to the
                           Offer to Purchase for Cash
                     all Outstanding Shares of Common Stock
                                       of
                        Splash Technology Holdings, Inc.
                                       by
                          Vancouver Acquisition Corp.,
                           a wholly owned subsidiary
                                       of
                         Electronics For Imaging, Inc.

   The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 14, 2000, and the related Letter of Transmittal in connection with the offer by Vancouver Acquisition Corp., a wholly owned subsidiary of Electronics For Imaging, Inc., to purchase any and all outstanding shares of common stock of Splash Technology Holdings, Inc. and the associated stock purchase rights.

   This will instruct you to tender the number of shares indicated below (or, if no number is indicated below, all shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the offer.

Number of shares to be tendered:*_______________________________________________

Date:___________________________________________________________________________

________________________________________________________________________________
Signature(s)

________________________________________________________________________________

________________________________________________________________________________
Please type or print name(s)

________________________________________________________________________________

________________________________________________________________________________
Please type or print address

________________________________________________________________________________
Area code and telephone number

________________________________________________________________________________
Taxpayer Identification or Social Security Number

________________________________________________________________________________

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.


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